Exhibit 3.1.4

CERT1FICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MERCHANTS BANCSHARES, INC.

MERCHANTS BANCSHARES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      1.  The Board of Directors of the Corporation, at a meeting duly called and held on December 7, 1990 voted to duly adopt the following resolution setting forth the proposed amendment to the Corporation's Certificate of Incorporation and declared the amendment to be advisable and directed that the amendment proposed be considered by the holders of the Corporation's Common Stock.

RESOLVED, That the Corporation's Certificate of Incorporation be amended by deleting the first paragraph of Article Fourth in its entirety and substituting therefor the following:

Article Fourth, "The aggregate number of shares which the Corporation shall have authority to issue is (1) 200,000 shares, Class A Non-Voting Preferred Stock, with par value of $.01 per share; (2) 1,500,000 shares, Class B Voting Preferred Stock, with a par value of $.01 per share; and (3) 4,700,000 shares, Common Stock, with a par value of $.01 per share. No holders of stock of any class shall have any preemptive rights to acquire unissued or treasury shares of any class."

      2.  Thereafter, at a meeting of the stockholders duly called and held on April 23, 1991, the holders of a majority of the Corporation's issued and outstanding Common Stock voted in favor of the amendment, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

3. The capital of the Corporation will not be reduced under or by reason of any amendment contained in this Certificate of Amendment.

4. The aforesaid amendment was duly adopted in accordance with the provisions of Section 242 and Section 228 of the General Corporation Law of the State of Delaware.


      IN WITNESS WHEREOF, Merchants Bancshares, Inc., has caused this Certificate of Amendment to be signed by Dudley H. Davis its President and attested by Susan D. Struble, its Secretary, this 24th day of April A.D. 1991.

Merchants Bancshares, Inc.

	By:	/s/ Dudley H. Davis

President

ATTESTED BY:

/s/ Susan D. Struble

Secretary
